Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE INVESTORS ANNOUNCES REDEMPTION

OF ITS OUTSTANDING 7.5% SENIOR NOTES DUE 2020

HUNT VALLEY, MARYLAND – March 13, 2015 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that it has completed its previously announced redemption of all of the outstanding $200 million aggregate principal amount of its 7.5% Senior Notes due 2020, CUSIP No. 681936AV2. Pursuant to the terms of the indenture governing the notes, Omega redeemed the outstanding notes at a redemption price of 103.750% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date. The total redemption price was approximately $208.7 million, including approximately $1.2 million in accrued interest. Upon completion of the redemption, none of the 7.5% Senior Notes due 2020 remained outstanding.

In addition, on February 27, 2015, Omega notified the U.S. Department of Housing and Urban Development, or HUD, that it intends to retire $146.9 million of HUD mortgage loans on March 31, 2015.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of December 31, 2014, Omega’s portfolio of investments consisted of 560 operating healthcare facilities located in 37 states and operated by 50 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a real estate investment trust; and (ix) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800